KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2009 SECOND QUARTER RESULTS

•	2009 second quarter earnings per share were $.63 compared with $.74 earned in the 2008 second quarter

•	2009 third quarter earnings per share guidance is $.62 to $.67 versus $.77 earned in the 2008 third quarter

•	2009 year earnings per share guidance revised to $2.40 to $2.50 versus $2.91 earned in 2008

Houston, Texas (July 29, 2009) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings for the second quarter ended June 30, 2009 of $33.7 million, or $.63 per share, compared with net earnings of $40.3 million, or $.74 per share, for the 2008 second quarter.  Kirby’s published 2009 second quarter guidance range was $.52 to $.62 per share.  Consolidated revenues for the 2009 second quarter were $272.7 million compared with $348.3 million reported for the 2008 second quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “The decline in our marine transportation and diesel engine services demand reflects a difficult economic environment.  Our 2009 first quarter actions focused on early retirements, staff reductions, cost reductions and efficiency initiatives.  Our marine transportation mix of business, which is heavily weighted to term contracts, softened the negative impact of lower demand on our second quarter operating results.  Marine transportation demand across all four of our market segments remained below prior year levels.  Our diesel engine services segment’s service levels and direct parts sales remained weak as our customers continued to defer maintenance, particularly in the Gulf Coast oil services market.”

 Kirby reported net earnings for the 2009 first six months of $61.7 million, or $1.15 per share, compared with $77.0 million, or $1.42 per share, for the first half of 2008.  Consolidated revenues for the 2009 first six months were $550.4 million compared with $678.8 million for the first six months of 2008.

During the 2009 first quarter, Kirby took specific steps to reduce overhead and lower expenditures, taking a $4.0 million charge before taxes, or $.05 per share.  The shore staffs of the marine transportation and diesel engine services segments were reduced by approximately 6% through early retirements and staff reductions.  In addition, all officer and management salaries were frozen at 2008 levels.  On-going cost reduction efforts include a significant reduction in the number of chartered towboats operated and the laying up of Kirby owned towboats and tank barges.  Kirby estimates that the 2009 first quarter early retirements and staff reductions charge had a positive $.02 per share impact on the second quarter results, will result in a savings of $.02 per share for the 2009 year, net of the $.05 per share first quarter charge, and will result in a savings of $.08 per share for 2010.

Segment Results – Marine Transportation
Marine transportation revenues and operating income for the 2009 second quarter decreased 23% and 15%, respectively, compared with the second quarter of 2008.  The reductions reflect lower petrochemicals, black oil products, refined petroleum products and agricultural chemicals demand, driven by the current global economic recession and lower pricing.  In addition, lower diesel fuel costs resulted in lower revenues associated with the pass through of diesel fuel to the customer through fuel escalation and de-escalation clauses in term contracts.

Petrochemical demand of more finished products into the Midwest continued to modestly improve and demand along the Gulf Coast appears to be stabilized when compared with the 2009 first quarter.  Black oil demand remained relatively stable while refined products demand remained weak.  Agricultural chemical demand also remained weak as the spring Midwest inventory fill did not occur primarily due to heavy spring rain which reduced the farmers’ ability to apply fertilizer.  The number of time charters, or day rate contracts, declined during the quarter as customers’ returned equipment they did not need or became comfortable that their requirements could be filled in the spot market.

The marine transportation segment operated an average of 219 towboats during the 2009 second quarter and 226 towboats during the 2009 first six months compared with 259 towboats operated during the 2008 corresponding periods.  As demand weakened, Kirby released chartered towboats and laid-up Kirby owned towboats to balance its horsepower requirements with volume demand.  Going forward, Kirby will continue to monitor its towboat requirements and downsize or increase its towboat fleet as market changes warrant.

The marine transportation operating margin improved to 24.4% for the 2009 second quarter compared with 22.0% for the 2008 second quarter.  The improved operating margin, despite the decrease in demand, reflected the positive impact of Kirby’s cost reduction and efficiency initiatives, lower insurance claim losses, more efficient operations at lower utilization rates and more favorable operating conditions compared with the 2008 corresponding period.

Segment Results – Diesel Engine Services
The diesel engine services revenues and operating income for the 2009 second quarter decreased 17% and 28%, respectively, compared with the 2008 second quarter.  The marine market remained weak as Gulf Coast offshore oil services and inland marine customers, and East and West Coast customers deferred maintenance on equipment in response to the economic slowdown.  The medium-speed railroad market also remained weak as customers deferred maintenance.  The medium-speed power generation market benefited from favorable engine-generator set upgrades projects and the international offshore oil services market was stronger during the second quarter.  The diesel engine services operating margin was 13.6% for the 2009 second quarter compared with 15.6% for the 2008 second quarter.

Cash Flow
Continued strong cash flow for the 2009 first half, aided by a reduction in accounts receivable, was used to fund capital expenditures of $116.6 million, including $84.0 million for new tank barge and towboat construction and $32.6 million for upgrades to the existing fleet, and to reduce debt by $36.9 million.  Total debt as of June 30, 2009 was $210.4 million and the debt-to-capitalization ratio was 17.9%, down from 21.7% at December 31, 2008 and 25.6% at June 30, 2008.

Outlook
Commenting on the 2009 third quarter market conditions and guidance, Mr. Pyne said, “For the 2009 third quarter, our earnings guidance is $.62 to $.67 per share compared with $.77 per share for the 2008 third quarter.  For the 2009 year, we are tightening our earnings guidance to $2.40 to $2.50 per share compared with net earnings for the 2008 year of $2.91 per share.  We continue to see some improved demand in our upriver movements of petrochemicals and stable demand in the balance of our marine transportation markets.  While upriver movements of petrochemicals historically have been a leading indicator for both positive and negative demand going forward, it is just too early to tell if this improvement in upriver volumes will continue.  It appears to us that our customers are fine tuning their volumes to what they see as sustainable demand.  We anticipate our diesel engine services business will continue to face challenges for the balance of 2009 as customers continue to defer maintenance due to reduced utilization of their equipment.  Our 2009 capital spending guidance range remains at $180 to $190 million, which includes approximately $135 million for the construction of 46 new tank barges and five towboats.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 30 2009, to discuss the 2009 second quarter performance as well as the outlook for the 2009 third quarter and year.  The conference call number is 800-446-1671 for domestic callers and 847-413-3362 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 24962345.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 30, through 6:00 p.m. central time on Friday, August 28, 2009 by dialing 888-843-8996 for domestic and 630-652-3044 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after by call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2008 and 2007 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2009	2008	2009	2008
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$217,906	$281,906	$436,927	$543,134
Diesel engine services	54,837	66,354	113,477	135,696
	272,743	348,260	550,404	678,830
Costs and expenses:
Costs of sales and operating expenses	160,710	220,259	329,804	428,605
Selling, general and administrative	28,734	33,451	63,544	66,323
Taxes, other than on income	3,193	3,455	6,278	6,988
Depreciation and amortization	22,519	22,385	44,795	44,712
Gain on disposition of assets	(120)	(500)	(364)	(442)
	215,036	279,050	444,057	546,186
Operating income	57,707	69,210	106,347	132,644
Other income (expense)	91	(12)	186	(108)
Interest expense	(2,793)	(3,508)	(5,606)	(7,290)

Earnings before taxes on income	55,005	65,690	100,927	125,246
Provision for taxes on income	(21,020)	(25,039)	(38,478)	(47,787)

Net earnings	33,985	40,651	62,449	77,459
Less: Net earnings attributable to noncontrolling interests	(266)	(317)	(724)	(478)

Net earnings attributable to Kirby	$33,719	$40,334	$61,725	$76,981

Net earnings per share attributable to Kirby common stockholders: (1)
Basic	$.63	$.75	$1.15	$1.43
Diluted	$.63	$.74	$1.15	$1.42
Common stock outstanding (in thousands): (1)
Basic	53,185	53,420	53,149	53,288
Diluted	53,273	53,773	53,270	53,663

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)
EBITDA: (2)
Net earnings attributable to Kirby	$33,719	$40,334	$61,725	$76,981
Interest expense	2,793	3,508	5,606	7,290
Provision for taxes on income	21,020	25,039	38,478	47,787
Depreciation and amortization	22,519	22,385	44,795	44,712
	$80,051	$91,266	$150,604	$176,770

Capital expenditures	$51,763	$57,758	$116,608	$106,511
Acquisitions of businesses and marine equipment	$—	$3,334	$—	$5,134

			June 30,
			2009	2008
			(unaudited, $ in thousands)
Long-term debt, including current portion			$210,411	$298,889
Total equity			$966,346	$867,526
Debt to capitalization ratio			17.9%	25.6%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Marine transportation revenues	$217,906	$281,906	$436,927	$543,134

Costs and expenses:
Costs of sales and operating expenses	122,152	174,185	248,017	333,834
Selling, general and administrative	18,959	21,597	42,424	43,905
Taxes, other than on income	2,713	3,188	5,504	6,423
Depreciation and amortization	20,945	20,782	41,627	41,302
	164,769	219,752	337,572	425,464

Operating income	$53,137	$62,154	$99,355	$117,670

Operating margins	24.4%	22.0%	22.7%	21.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Diesel engine services revenues	$54,837	$66,354	$113,477	$135,696

Costs and expenses:
Costs of sales and operating expenses	38,558	46,074	81,787	94,771
Selling, general and administrative	7,293	8,510	16,256	16,342
Taxes, other than income	470	254	753	528
Depreciation and amortization	1,059	1,160	2,137	2,594
	47,380	55,998	100,933	114,235

Operating income	$7,457	$10,356	$12,544	$21,461

Operating margins	13.6%	15.6%	11.1%	15.8%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

General corporate expenses	$3,007	$3,800	$5,916	$6,929

Gain on disposition of assets	$120	$500	$364	$442

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2009	2008	2009	2008

Ton Miles (in millions) (3)	2,995	3,710	5,775	7,516
Revenue/Ton Mile (cents/tm) (4)	7.0	7.2	7.3	6.9
Towboats operated (average) (5)	219	259	226	259
Delay Days (6)	1,141	1,914	2,705	4,912
Average cost per gallon of fuel consumed	$1.43	$3.56	$1.49	$3.13
Tank barges:
Active			894	918
Inactive			54	65
Barrel capacities (in millions):
Active			17.1	17.5
Inactive			1.0	1.2

(1)
Effective January 1, 2009, Kirby adopted FASB Staff Position No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (“FSP EITF 03-6-1”) which requires unvested share-based payment awards with non-forfeitable rights to receive dividends or dividend equivalents (whether paid or unpaid) to be considered participating securities for the purposes of applying the two-class method of calculating earnings per share.  Accordingly,  restricted stock granted under Kirby’s stock-based compensation plans are treated as participating securities under the two-class method of determining  earnings per share and earnings per share for prior periods have been restated to conform to FSP EITF 03-6-1.  The adoption of FSP ETIF 03-6-1 lowered basic earnings per common share for the six months ended June 30, 2008 by $.01.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2009 inland marine revenues of $209,278,000 divided by 2,995,000,000 marine transportation ton miles = 7.0 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.